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31st January 1996                                                   Exhibit 10.2

L. 5,000,000 REVOLVING LOAN FACILITY

We, Lloyds Bank Plc (the "Bank") are pleased to offer to IMI Titanium Limited (the "Borrower") a loan facility of up to L.5,000,000 (five million pounds sterling) (the "Facility") upon and subject to the terms and conditions of this letter.

1.       DEFINITIONS

"Business Day" means a day other than a Saturday or a Sunday on which banks and foreign exchange markets are open in London and (where relevant) in the principal financial centre (as determined by the Bank) of the relevant Optional Currency(ies).

"Current Account" means the sterling current account of the Borrower with the Bank's Birmingham Corporate Branch.

"Dollars" means the lawful currency of the United States of America and, in relation to all payments and transfers of funds to be made hereunder in Dollars, such funds as are customary on the date payment is made for settlement of international banking transactions through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be specified by the Bank to the Borrower in writing).

"Equivalent Amount" means the sterling equivalent of the relevant amount of an Optional Currency, as conclusively determined by the Bank on the basis of its spot buying rate for such Optional Currency against sterling at or about 10 a.m. 2 Business Days prior to the day such calculation falls to be made.

"Event of Default" means an event described in Clause 9 hereof or any circumstance which with the giving of notice and/or the passing of time could become such an event.

"Expiry Date" means the date which is 364 days after the date of this letter.

"Facility Limit" means L.5,000,000 subject to any cancellation or other reduction thereof within the terms of this letter.

"Financial Statement" means at any particular time the then latest audited consolidated balance sheet and profit and loss account of the Borrower and its Subsidiary Undertakings together with the notes to both.

"Interest Period" means the period of 3 months for which a drawing hereunder is made.

"Notification Date" means in respect of a drawing hereunder in an Optional Currency, the date falling 2 Business Days prior to the date of drawing and in respect of any other drawing, the date on which such drawing is required.
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"Offered Rate" means the rate at which deposits in the amount and currency of the drawing for the term of the relevant Interest Period are offered to the Bank as determined by the Bank in the London interbank market at or about 11 a.m. (or such later time as may be agreed between the Bank and the Borrower in respect of a particular drawing and Interest Period) on the relevant Notification Date.

"Optional Currency" means Dollars and any other major currency, other than sterling and the European Currency Unit, as agreed between the Bank and the Borrower and which in the Bank's opinion is readily available to the Bank at the time of any drawing as deposits in the London interbank market in the amount of such drawing for the relevant Interest Period.

"Subsidiary Undertaking" shall have the meaning ascribed to it in Section 258 of the Companies Act 1985. During any period in which the Borrower does not have a Subsidiary Undertaking all references herein to "Subsidiary Undertakings" of the Borrower and "consolidated" shall be ignored and the appropriate text read and construed accordingly.

"Total Outstandings" means at any particular time the aggregate principal amount of all sterling drawing and the then Equivalent Amount of all Optional Currency drawings outstanding at such time.

Word denoting the singular number only shall include the plural and vice versa.

2.       AMOUNT & AVAILABILITY

(a) Subject to the terms hereof the Facility shall remain available until and may be utilised on any Business Day prior to the Expiry Date provided that no utilisation may be effected on any particular day if the amount thereof would otherwise cause the Total Outstandings on that day to exceed the Facility Limit.

         If at any time the Bank shall determine that the Total Outstandings exceed the Facility Limit by more than 10% then the Borrower shall repay to the Bank on demand in one or more of the currencies (as the Bank shall specify) in which drawings are outstanding at such time an amount equal or equivalent to the amount by which the Facility Limit is exceeded.

(b) The proceeds of each drawing in sterling will be credited to the Current Account unless prior to the date of payment of such proceeds and in respect of those particular proceeds the Bank shall have received written notice from the Borrower to the contrary. The proceeds of each drawing in an Optional Currency shall be credited to such account as the Borrower shall from time to time advise the Bank by written notice prior to 10 a.m. on the relevant Notification Date.

         All such proceeds shall be utilised by the Borrower for working capital purposes.
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(c)      All moneys from time to time outstanding hereunder shall be repaid by the Borrower in the currency in which they are outstanding on or before the date which is 3 months after the Expiry Date. Any amount of the Facility undrawn on the Expiry Date shall be canceled forthwith.

3.       TERMS OF OPERATION

The Borrower may make drawings from time to time hereunder in sterling and Optional Currencies, subject to receipt by the Bank of notice from the Borrower by 10 a.m. on the Notification Date therefor specifying the amount and currency required. The amount or Equivalent Amount of each drawing shall be at least L.250,000 and a multiple of 50,000 units of the currency of the drawing. Each drawing shall be in one currency only and shall be repaid in the currency advanced on the last day of its Interest Period.

Each drawing shall bear interest at 2% pre annum above the Offered Rate except that in respect to drawings denominated in sterling that rate shall be increased by an amount which the Bank shall determine from time to time to be necessary to compensate the Bank for the cost or loss to it of complying with any liquidity, monetary control or prudential requirements of the Bank of England existing from time to time. The Borrower shall pay interest on each drawing in arrear in the currency of the drawing on the last day of its Interest Period.

4.       ADDITIONAL COSTS

(a) If the applicant of or introduction of or any change in any applicable law, regulation, requirement, directive or request or any change in the interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or by any self-regulating organization or court of competent jurisdiction (in any case whether or not having the force of law) shall subject the Bank to any tax, duty or other charge with respect hereto or change the basis of taxation on any amounts payable to the Bank hereunder (except in respect of tax on the overall net income of the Bank) or impose, modify or deem applicable requirements in respect of any liquid asset, special or other deposit or prudential or cash ratio or other requirements against, or the allocation by the Bank of capital in support of, any assets or liabilities or contingent liabilities of, deposits with or for the account of or advances of commitments made by the Bank, and this shall increase the cost to the Bank of maintaining the Facility or shall reduce the amount of principal or interest receivable by the Bank or shall otherwise reduce the return to the Bank hereunder by an amount which the Bank deems material, the Borrower shall pay to the Bank upon demand such additional amounts as are necessary to compensate the Bank against such increased cost or reduction.

(b) All reasonable legal, valuation and other costs and expenses including any stamp and other duties and registration fees on a full indemnity basis and value added tax thereon incurred by the Bank in the preparation of this letter and any guarantee or security given pursuant hereto and in connection with the enforcement, administration and preservation of its rights under the Facility shall be payable by the Borrower on demand.
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5.       CANCELLATION

The Borrower may by not less than 5 Business Days' prior written notice cancel any part of the Facility Limit which will be utilised at the expiration of the said notice in an amount of L.250,000 or any multiple thereof. Such notice shall specify the date of cancellation and the amount by which the Facility Limit is to be reduced. No part of the Facility Limit which has been canceled may be re-instated.

6.       CONDITIONS PRECEDENT & SECURITY

(a) The obligations of the Bank hereunder shall not come into effect unless and until it has received in form and substance satisfactory to it:

         (i) a copy of this letter duly signed by way of acceptance on behalf of the Borrower;

         (ii) a certified copy of the board resolution of the Borrower authorising acceptance of this letter and nominating the person(s) authorised to sign this letter on its behalf, and the person(s) authorised to give and confirm notices of drawing and other communications required hereunder, together with their duly authenticated specimen signatures; and

         (iii) the security described in Clause 6(b) hereof together with such evidence as the Bank shall require to confirm that such security is in full force and effect.

(b) All amounts owing to the Bank under or pursuant to the Facility shall at all times be secured by an unlimited debenture in the Bank's standard form from the Borrower.

         Such security and all other security held by the bank now or in the future shall be continuing security not only for the Facility but also for all other moneys obligations and liabilities whether certain or contingent at any time due owing or incurred by the Borrower to the Bank.

7.       REPRESENTATION & WARRANTIES

(a)      The Borrower hereby represents and warrants to the Bank that:

         (i) all action necessary to authorise its execution of this letter and the security documents required pursuant to the terms of this letter and its performance of its respective obligations hereunder and thereunder has been duly taken and neither such execution nor such performance will constitute or result in any breach of any agreement, law, requirement or regulation;
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         (ii)    to the best of its knowledge, and save as otherwise disclosed to and accepted by the Bank in writing, no material litigation, administrative or judicial proceedings are presently pending or threatened against it or any of its Subsidiary Undertakings;

         (iii) to the best of its knowledge, and save as otherwise disclosed to and accepted by the Bank in writing, there has been no material adverse change in the financial condition of it on-going operations of its Subsidiary Undertakings since the date of the Financial Statement received by the Bank prior to the date of this letter; and

         (iv)    no Event of Default has occurred and is continuing.

(b) The Borrower shall be deemed to repeat the representations and warranties set out in Clause 7(a) thereof on each day on which any amount remains owing to the Bank hereunder or for as long as the Bank is under any obligation to make the Facility available in each case as if made at each such time with reference to the facts and circumstances then existing.

8.       UNDERTAKINGS OF THE BORROWER

For as long as the Bank is under any obligation to make the Facility available or for as long as any moneys or liabilities are owing or incurred to the Bank hereunder the Borrower:

(a)      shall not without the prior written consent of the Bank:

         (i)     materially change the nature of its business as now conducted;

         (ii) create or permit to subsist or arise any mortgage, charge, pledge or lien or any other security interest or encumbrance (other than a lien arising solely by operation of law in the ordinary course of business) over any of its present or future undertakings, property, revenue or assets (except as provided herein);

         (iii) enter into or permit to subsist any transaction which, in legal terms, is not secured indebtedness but which in the Bank's opinion has an economic or a financial or commercial effect similar to that of secured indebtedness; or

         (iv) part with, sell, transfer, lease or otherwise dispose of (or attempt or agree to do any such thing) the whole or any material part of its undertaking, property, revenue or assets (either by a single transaction or a number of transactions whether related or not) other than for full value on an arm's length basis; and

(b)      shall supply to the Bank's Corporate Banking Birmingham Office:
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         (i)     as soon as practicable (and in any event within 150 days after the close of each of its financial years) copies of its Financial Statement as the Bank may from time to time require for that financial year;

         (ii) as soon as practicable (and in any event within 30 days of the end of each of its financial quarters) copies of the management accounts of the Borrower for that quarter, such accounts to be in form, substance and content acceptable to the Bank and to be certified by a director of the Borrower; and

         (iii) promptly on request, such other information regarding the financial condition or the business of the Borrower as the Bank may reasonably require; and

(c) shall immediately upon becoming aware of the same give the Bank written notice of the occurrence of any Event of Default.

9.       EVENTS OF DEFAULT

In the event that:

(a)      the Borrower fails to pay any sum due hereunder on its due date;

(b) the Borrower defaults in the due performance or observance of any obligation accepted or undertaking given by it to the Bank or any representation warranty or statement made or deemed made by the Borrower herein or pursuant hereto proves to be incorrect or misleading;

(c) any other indebtedness of the Borrower becomes due or capable of being declared due prior to the stated due date for payment thereof or the Borrower defaults in the payment when due of any indebtedness or defaults in paying on the due date any sum payable by it under any guarantee, indemnity or similar undertaking given by it or steps are taken to enforce any security for any liability of the Borrower present or future;

(d) an encumbrancer takes possession or a receiver or similar official is appointed of any of the assets or undertaking of the Borrower or a petition is presented for the making of any administration order or any judgement made against the Borrower is not paid out, stayed or discharged within 14 days;

(e) proceedings are commenced or a petition is presented ( and is not dismissed within 30 days) or an order is made or an effective resolution is passed for the winding up of the Borrower or the
         Borrower is or becomes insolvent or stops or threatens to stop payment of its debts generally or is deemed unable to pay its debts (whether withing the meaning of Section 123 of the Insolvency Act 1986 or otherwise) or the directors of the Borrow become obliged to convene a meeting pursuant to Section 142 of the Companies Act 1985 or the Borrower makes or seeks to make any arrangements or compensation with its creditors (whether under Part I of the Insolvency Act 1986 or otherwise);
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(f)      any guarantee, other security or other arrangements relied upon by the
         Bank in connection with the Facility ceases to be continuing or ceases to remain in full force and effect or in the Bank's opinion becomes in jeopardy or if any provision thereof is not complied with for any reason whatsoever.

(g) the Borrower ceases or threatens to cease to carry on its business in the normal course or fails to maintain or breaches any franchise, license or right necessary to conduct its business or breach any legislation relating to its business, including without limitation any applicable environmental protection laws; or

(h) the persons who now have control of the Borrowers cease to have control of the Borrower ("control" having the meaning ascribed to it in Section 840 of the Income and Corporation Taxes Act 1988) or voting control of the Borrower is acquired by any person, or company or group of connected persons (as defined in Section 839 of the Income and Corporation Taxes Act 1988) not having control of the Borrower at the date hereof then the Bank shall have the right at any time or times thereafter to declare its commitments hereunder canceled and/or all amounts then outstanding hereunder payable on demand, whereupon such commitments shall be so canceled and/or such outstandings shall be so payable, and/or to declare the Facility immediately due and payable, whereupon the Borrower shall pay to the Bank the total principal amount outstanding hereunder in the currency(ies) advanced together with accrued interest thereon and any other amounts payable hereunder.

The Bank shall have the right at the time of making such demand or at any time thereafter to convert all amounts then due and payable hereunder in an Optional Currency into sterling at the Bank's spot selling rate for such Optional Currency against sterling at that time.

If any amount is not paid when due hereunder (including under this clause) the Borrower shall pay to the Bank on demand interest on such sum (whether before or after judgement) at 3% per annum above the cost to the Bank as certified by the Bank of funding such sum on the London interbank market for such period or consecutive periods as the Bank in its sole discretion may select running from the date of such default to the date of receipt of such sum in full by the Bank. Interest, if unpaid, shall be added to the sum in default on the last day of each such period or at 3 monthly intervals whichever is more frequent.
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10.      INDEMNITIES

The Borrower shall indemnify the Bank, without prejudice to any of the Bank's other rights hereunder, against any loss or expense as certified by the Bank including legal expenses on a full indemnity basis and loss of profit and loss arising from the funding by the Bank of the Facility which the Bank may incur or sustain as a consequence of (a) the occurrence of any Event of Default or any failure by the Borrower to pay any sum demanded by the Bank as a result thereof, (b) any repayment of any drawing or part thereof being made otherwise than on the last day of its Interest Period, or (c) any amount payable to the bank hereunder in one currency being converted into another currency, whether pursuant to any judgement or order or otherwise.

11.      NOTICES

(a)      All communications from the Borrower in respect of the Facility:

         (i) shall be irrevocable and shall, unless otherwise specified in this letter, be sent to the Bank at Loans Administration Department Bank House, Wine Street, Bristol, BS1 2AN or to such other address as the Bank may notify in writing to the Borrower from time to time; and

         (ii) unless required by the terms of this letter to be a written notice (in which case the communication must be given by letter), may be given to the Bank over the telephone or by facsimile or telex transmission. All such communications shall be confirmed by letter within 3 Business Days but, whether or not any such confirmation is received, any such communication received by the Bank purporting to be given by an authorised officer of the Borrower and believed by the Bank to be genuine shall have the same validity as a written notice duly signed by an authorised signatory.

(b) Any notice or demand to be given by the Bank shall be given in writing or by telex and without prejudice to any other effective mode of service shall be deemed to have seen sufficiently served if sent to the Borrower at its address given above to its registered office for the time being if given by post on the day following that on which it was posted and if given by telex at the time of despatch.

12.      PAYMENTS

(a) All payments due from the Borrower hereunder be made without any deduction or withholding of any nature whatsoever.

(b) The Borrower hereby authorises the Bank to debit the Current Account with the amount of all sterling payments due to the bank from time to time under the terms of this letter and undertakes to ensure that there will be sufficient cleared funds available on that account or sufficient availability within any agreed overdraft thereon by noon on any relevant date to cover all such payments falling due on that date.
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(c)      Each sum due from the Borrower hereunder in a currency other than sterling shall be paid in freely transferable and immediately available same day funds to such bank account in the relevant financial centre as the Bank shall from time to time require by such hour local time as may be necessary to ensure payment for value the due date.

13.      MISCELLANEOUS

(a) No failure or delay on the part of the Bank to exercise its rights shall operate as a waiver thereof nor shall any single exercise or any partial exercise or waiver of any such right exclude any other or further exercise thereof.

(b) The Bank may at any time whether before or after any demand hereunder for payment without notice to the Borrower apply any moneys standing to the credit of the Borrower on any account and whether subject to notice or not and whether dominated in sterling or in any other currency in or towards satisfaction of any liabilities of the Borrower under this letter.

(c) If the due date for any payment or the last day of any Interest Period would otherwise fall on a non-Business Day, the effective date shall be the next succeeding Business Day.

(d) This letter shall be binding upon and shall inure to the benefit of the Bank and the Borrower and their respective successors and assigns, provided that the Borrower shall not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Bank.

(e) All calculations in respect of interest due to the Bank under the Facility shall be on the basis of the actual number of days elapsed and a 365 day year in the case of sterling and a 360 day year in the case of an Optional Currency.

(f) In this letter reference to any statutory provision shall be deemed to mean and to include a reference to any modification or re-enactment thereof for the time being in force.

(g)      This letter shall be governed by and construed in accordance with
         English law.
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14.      PERIOD OF OFFER

The offer of the Facility is open for acceptances by returning the attached duplicate of this letter with the acknowledgment duly signed by authorised officers of the Borrowers to be received by the Bank's Corporate & Institutional Banking Division not later than one month hence failing which the offer will lapse.

Yours faithfully,
For and on behalf of Lloyds Bank Plc


/s/ R.J. SURREY


R.J. Surrey,
Senior Manager

We hereby acknowledge and accept the terms of your offer dated 31st January 1996 of which this is a duplicate and agree all the terms and conditions therein contained.

Dated this 13th day of February, 1996
Pursuant to a Resolution of the Board dated 13th of February, 1996

For and on behalf of IMI Titanium Limited.


/s/ ANDREW R. DIXEY                        /s/ BRIAN J. HADLEY

31 January 1996


FACILITY LETTER

We Lloyds Bank Plc (the "Bank") are pleased to offer to IMI Titanium Limited (the "Company") an overdraft facility on the following terms and conditions.

AMOUNT The maximum aggregate amount outstanding under the facilities at any one time shall not exceed L.5,000,000 and for the purpose of determining whether the total amount owing is at any particular time within or in excess of this limit, amounts owing in a currency other than sterling shall be converted into sterling on the basis of the Bank's exchange rate for buying that currency at that time.

                          This facility may be drawn by way of:

                          (i)     Overdraft

AVAILABILITY              Any amounts from time to time owing under the
                          facility are repayable on demand but it is the Bank's present intention to make the facility available until 31 January 1997 or such later date as may from time to time be advised in writing by the Bank. All moneys from time to time owing to the Bank under this facility shall be repaid no later than the agreed expiry date. The amounts owing at any time may include interest, costs or charges debited to the Company's account in accordance with the terms of this letter.

                          The Bank shall have the right at the time of making demand or at any time thereafter to convert all amounts then due and payable in a currency other than sterling (whether due and payable under the overdraft facility (or in connection with one or more of the Other Facilities referred to below)) into sterling at the Bank's exchange rate for selling that currency against sterling at that time. The Bank shall as soon as possible after such conversion advise you of the sterling amount then owing.

INTEREST - OVERDRAFT
                          Interest will be payable on amounts owing at 2% per annum over the Bank's Base Rate from time to time (currently 8.25% per annum in total).

                          Interest will be debited to the relevant borrower's account or, in the case of interest calculated in accordance with the previous paragraph, to the account of such borrower(s) as the Bank shall determine quarterly in arrears (normally on the 10th of each of March, June, September and December or on the next working day) and additionally on the date upon which the facility ceases to be available.

                          The Bank's Base Rate may be varied (either up or down) by the Bank at any time. Notices of changes will be displayed in all UK branches of the Bank and in the press.

INTEREST - CURRENCY BORROWINGS

                          Interest will be payable on amounts owing at 2% per annum over the Lloyds Banks Short Term Offer Rate (LBSTOR) from time to time.

                          Interest will be debited to the relevant borrower's account or, in the case of interest calculated in accordance with the previous paragraph, to the account of such borrower(s) as the Bank shall determine quarterly in arrears (normally on the 10th of each March, June, September, December or on the next working day) and additionally on the date upon which the facility ceases to be available.

                          The Bank's Base Rate may be varied (either up or down) by the Bank at any time. Notices of changes will be displayed in all UK branches of the Bank and in the press.

OTHER FACILITIES

                          In addition to the short term borrowing facility, we are pleased to offer to you the facilities numbered 1 to 3 below.

                          These additional facilities will be available upon such terms and conditions as shall from time to time be required by the Bank and may be canceled by the Bank at any time, but it is the Bank's present intention to keep these facilities in place for the period of availability of the overdraft facility. Your liability in respect of any utilisation of these facilities may, however, extend beyond such period of availability.

(1) a foreign exchange facility of L.3,000,000 for spot and forward exchange contracts of up to 1 year. The Bank will be happy to explain to the Company how it calculates exposure against these limits, but reserves the right to vary the calculation method from time to time. Upon request the Bank will at any time advise the Company of the amount of exposure it had recorded against the limit.

(2) an indemnity line of L.1,000,000 to cover bonds and guarantees issued by the Bank or its correspondents on the Company's behalf. The total value of all such bonds and guarantees that may be outstanding at any one time may not exceed the limit detailed above and have an expiry date within 12 months. You should note that the total liability of the Bank under certain custom and excise guarantees is twice the amount quoted on the guarantee.

(3) a BACS and Open Credit facility of L.1,600,000 to cover computerised sterling payment instructions that may be delivered direct by the Company to BACS Limited. The limit detailed above is the maximum total value of such instructions for payment, and to cover arrangements to cash the Company's cheques at other banks or at branches of the Bank other than branch. The limit detailed above is the maximum value of cheques that may at any one time have been cashed but not yet forwarded to the Bank's branch for payment.

A LOAN FACILITY OF L.5,000,000 is to be made available to IMI Titanium Limited under and subject to the terms and conditions set out in the Facility Letter dated 31 January 1996.

COSTS AND CHARGES

                          Charges will be payable on each account quarterly as per the agreed tariff.

                          These charges will be debited to IMI Titanium Limited and may be varied by the Bank at any time and notice of changes will be advised to the Company.

                          An arrangement fee of L.15,000 is payable. This will be debited to the Company's account in the next few days.

                          Charges in respect of Guarantees, Bonds and Indemnities issues on your behalf will be charged as follows:

                          HM Customs & Excise Duty Deferment Bonds 1.25% p.a. (minimum of L.150), payable quarterly in advance.

                          All other Guarantees, Bonds and Indemnities 2% p.a. (minimum of L.150), payable quarterly in advance.

SECURITY It is a condition of the facility that amounts owing shall be secured by the following. Any security which is not already in place is to be provided to the Bank in a form acceptable to the Bank.

                          an unlimited debenture in the Bank's standard form from the Company.

CONDITIONS PRECEDENT

                          a letter of Subordination in the Bank's standard form from the Subordinator.

                          No dividend payment to be made without the consent of the Bank.

FINANCIAL INFORMATION

                          Whilst the facility remains available you should provide the Bank copies of:

                          (a) your consolidated audited annual accounts,

                          (b) your quarterly management accounts,

                          as soon as possible after the end of the period to which they relate which shall not be later than 150 days in respect to your annual accounts.

                          or 30 days in respect to your management accounts from the end of each relevant period.

PERIOD OF OFFER           Please confirm your acceptance of the facility
                          offered by returning the attached duplicate of this letter with the acknowledgment signed in accordance with the bank mandate currently held by the Bank. If such confirmation is not received by Corporate
                          Banking, PO Box 908, 1 Cornwall Street, Birmingham B3
                          2DS by 29 February 1996 the offer will lapse.

Yours faithfully

/s/ J.N. MORTELL

JN MORTELL
Manager


ACCEPTED IN ACCORDANCE WITH
RESOLUTIONS OF THE BOARD DATED
17 JULY 1992

/s/ ANDREW R. DIXEY                        /s/ BRIAN J. HADLEY